Exhibit 99.1

Structure Therapeutics Reports Second Quarter 2024 Financial Results and Recent Highlights

GSBR-1290 Phase 2b study in obesity on track to initiate in the fourth quarter 2024

Oral small molecule amylin receptor agonist development candidate expected to be selected in fourth quarter of 2024

Obesity pipeline consists of four oral small molecule programs targeting GLP-1, GIP, amylin and APJ receptors

Strong financial position with cash balance of $927.1 million expected to fund projected operations and key clinical milestones through at least 2027

SAN FRANCISCO – August 8, 2024 – Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic and cardiopulmonary diseases, today reported financial results for the second quarter ended June 30, 2024, and highlighted recent corporate achievements.

“The first half of 2024 was pivotal for Structure Therapeutics with the Phase 2a obesity results demonstrating GSBR-1290 as a potential best-in-class oral small molecule, the continued advancement of our broad oral incretin franchise, and the expansion of our clinical-stage pipeline with the initiation of our LPA1R Phase 1 trial,” said Raymond Stevens, Ph.D., Founder and CEO of Structure Therapeutics. “We believe that GSBR-1290 is a differentiated oral small molecule GLP-1 agonist with significant pharmacokinetics (PK), scalability and manufacturing advantages, and we are now focused on advancing GSBR-1290 as rapidly as possible with the Phase 2b study expected to start before the end of the year. In the fourth quarter, we also anticipate declaring a development candidate for our amylin program, a promising next-generation approach to obesity treatment where there are currently no other oral small molecule candidates.”

Recent and Upcoming Milestones

Oral Small Molecule Selective GLP-1R agonist for Obesity

•	In June 2024, the Company reported positive topline data from the Phase 2a obesity study in which GSBR-1290 demonstrated a clinically meaningful and statistically significant placebo-adjusted mean weight loss of 6.2% at 12 weeks (p<0.0001) and generally favorable safety and tolerability results following repeated, daily dosing up to 120mg. The Company also reported data from a new tablet formulation of GSBR-1290 in a capsule to tablet PK study, which demonstrated a placebo-adjusted mean weight loss of up to 6.9% with the tablet formulation at 12 weeks. PK data support proportional exposure between 60 and 120mg and once-daily oral dosing of GSBR-1290. These topline data were also presented at the American Diabetes Association 84th Scientific Sessions in June.

•	The Company is on track to initiate a 36-week Phase 2b obesity study of GSBR-1290 in the fourth quarter of 2024.

Oral Small Molecule GLP-1R Combination Programs: Amylin, GIPR, Apelin Receptor (APJR)

•	Oral Small Molecule Amylin Program: The Company is developing amylin receptor agonists for potential use either alone or in combination with GLP-1R agonists to treat obesity and associated diseases and expects to select a development candidate in the fourth quarter of 2024.

•	Oral Small Molecule GIPR Program: The Company is developing a GIPR selective agonist and GLP-1R/GIPR combinations to treat obesity and associated diseases, and expects to select a development candidate in the first half of 2025.

•	Oral Small Molecule APJR Program: The Company is evaluating ANPA-0073, a Phase 2 ready biased APJR agonist for potential selective or muscle-sparing weight loss. ANPA-0073 is also being evaluated for idiopathic pulmonary fibrosis (IPF). The Company has completed a Phase 1 single-ascending and multiple-ascending dose study, in which ANPA-0073 was generally well-tolerated with no serious adverse events reported.

Oral Small Molecule LPA1R Program for IPF

•	In June 2024, the Company initiated a Phase 1 clinical trial of LTSE-2578, an oral small molecule antagonist that targets the lysophosphatidic acid 1 receptor (LPA1R) for the treatment of IPF. The randomized, double-blind, placebo-controlled first-in-human clinical trial is designed to investigate the safety, tolerability and pharmacokinetics of single and multiple ascending doses of LTSE-2578 in approximately 64 healthy participants.

Second Quarter 2024 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $927.1 million on June 30, 2024. The Company expects its current cash, cash equivalents and short-term investments to fund projected operations and key clinical milestones through at least 2027.

Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2024 were $22.1 million, as compared to $19.4 million for the same period in 2023. The increase was primarily due to increases related to employee expenses, such as increases in personnel and consulting services, as well as the advancement of the Company’s GLP-1R franchise and other research programs and clinical study activities.

General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2024 were $11.3 million, as compared to $6.6 million for the same period in 2023. The increase was primarily due to increases in employee related expenses and professional services as the Company expanded its infrastructure to drive the growth in its operations as a publicly-traded company.

Net Loss: Net loss for the second quarter of 2024 totaled $26.0 million, with non-cash share-based compensation expense of $4.2 million, compared to $23.3 million for the second quarter of 2023 with non-cash share-based compensation expense of $1.7 million.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; the Company’s anticipated cash runway; any expectations regarding the safety, efficacy or tolerability of GSBR-1290 and other candidates under development; the ability of GSBR-1290 to treat T2DM, obesity or related indications; the planned initiation and study design of the Company’s Phase 2 and Phase 2b studies of GSBR-1290 in patients with T2DM and obesity and the timing thereof; the selection of a development candidate for the Company’s amylin receptor agonist program; the timing and design of the Company’s amylin receptor agonist program and its potential as a promising approach to obesity treatment; the timing and design of the Company’s GIPR and GLP-1R/GIPR programs; the potential for GSBR-1290 to be a best-in-class oral small molecule and its potential scaling and manufacturing advantages; the potential applications of ANPA-0073; and the planned timing of the Company’s data results and continued development of LTSE-2578. In addition, when or if used in this press release, the words and phrases “expect,” “on track,” “plan,” “potential,” “promising,” “to be,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to the fact that topline results that the Company reports is based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and such topline data may not accurately reflect the complete results of a clinical trial, the preliminary nature of the results due to length of the study and sample size and results from earlier clinical trials not necessarily being predictive of future results, including the results using the least square means and mixed model for repeated measures which uses all available data, including data from patients who did not follow-up at 12 weeks, and estimates how patients with missing data would have responded based on patients who continued the study and had similar baseline characteristics (implicit imputation), potential delays in the IND submission or commencement, enrollment and completion of the Company’s planned Phase 2 trials, including that the Company will need to receive allowance from the FDA to proceed before initiating the planned Phase 2b trial, the Company’s ability to advance GSBR-1290, LTSE-2578, ANPA-0073 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, competitive products or approaches limiting the commercial value of the Company’s product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the impact of any global pandemics, inflation, supply chain issues, rising interest rates and future bank failures on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 8, 2024, the Quarterly Report on Form 10-Q filed with the SEC on May 9, 2024, and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$22,050	$19,411	$42,729	$32,546
General and administrative	11,266	6,576	22,602	13,090
Total operating expenses	33,316	25,987	65,331	45,636
Loss from operations	(33,316)	(25,987)	(65,331)	(45,636)
Interest and other income, net	7,335	2,825	13,343	4,524
Loss before provision for income taxes	(25,981)	(23,162)	(51,988)	(41,112)
Provision for income taxes	53	118	82	143
Net loss	$(26,034)	$(23,280)	$(52,070)	$(41,255)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	JUNE 30,	DECEMBER 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and short-term investments	$927,119	$467,323
Prepaid expenses and other current assets	10,502	6,285
Total current assets	937,621	473,608
Property and equipment, net	3,315	3,228
Operating right-of-use assets	4,267	5,136
Other non-current assets	1,826	45
Total assets	$947,029	$482,017
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,209	$4,742
Accrued expenses and other current liabilities	18,821	18,558
Operating lease liabilities, current portion	1,629	1,440
Total current liabilities	22,659	24,740
Operating lease liabilities, net of current portion	3,045	4,013
Other non-current liabilities	293	298
Total liabilities	25,997	29,051
Total shareholders’ equity	921,032	452,966
Total liabilities and shareholders’ equity	$947,029	$482,017

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com